Exhibit 3.1


       CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            MEMBERWORKS INCORPORATED

                  (FORMERLY CARDMEMBER PUBLISHING CORPORATION)
                          (INCORPORATED JULY 12, 1989)

                            PURSUANT TO SECTION 242
                         OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE



     MEMBERWORKS INCORPORATED (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: The name of the Corporation is MEMBERWORKS INCORPORATED.

     SECOND: That the Board of Directors of the Corporation, at a meeting duly noticed and held, duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     Resolved, that the Restated Certificate of Incorporation of the Corporation be amended by striking out Articles First and Eleventh thereof and by substituting in lieu of said Articles, the following Articles:

     "FIRST: The name of the Corporation is VERTRUE INCORPORATED."

     "ELEVENTH:

          1. Number of Directors. The number of directors of the Corporation shall not be less than three. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the Corporation's By-Laws.

          2. Election of Directors. Elections of directors need not be by written ballot except as and to the extent provided in the By-Laws of the Corporation.
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          3.   Terms of Office. The term of office of each director elected at an annual meeting, or elected or appointed at any time in the period between annual meetings, shall expire at the next annual meeting of shareholders following such election or appointment. Each director elected or appointed shall serve until his successor shall be elected and qualify, or until his earlier death, resignation, removal or disqualification. Any vacancies in the Board of Directors, by reason of an increase in the number of directors or otherwise, shall be filled solely by the Board of Directors, by majority vote of the directors then in office, though less than a quorum, but any such director so elected shall hold office only until the next succeeding annual meeting of stockholders. At such annual meeting, such director or a successor to such director shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

          4. Quorum; Action at Meeting. A majority of the directors at any time in office shall constitute a quorum for the transaction of business. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each director so disqualified, provided that in no case shall less than one-third of the number of directors fixed pursuant to Section 1 above constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the By-Laws of the Corporation or by this Amended and Restated Certificate of Incorporation.

          5. Removal. Directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote.

          6. Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the board, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected to hold office until the next election of directors, subject to the election and qualification of his successor and to his earlier death, resignation or removal."

     THIRD: That the annual meeting of stockholders of the Corporation was duly called and subsequently held on November 18, 2004, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     FOURTH: The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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                                       Executed this 18th day of November, 2004.

                                       By:       /s/ Gary A. Johnson
                                          --------------------------------------
                                          Name:  Gary A. Johnson
                                          Title: President and
                                                 Chief Executive Officer